PCS Edventures, Inc. 345 Bobwhite Ct. Suite 200 Boise, ID 83706 (800) 429-3110 • (208) 343-3110 http://www.edventures.com

PCS Announces 63% Increase in Q3 Revenues over FY2012 Q3

BOISE, Idaho – January 7, 2013 – PCS Edventures!.com, Inc., (PCSV) a leading provider of K-16 programs focused on Science, Technology, Engineering and Mathematics (STEM), today announced its preliminary Q3 revenues of $601,748.

The Company reported pre-audit revenues for the quarter ended December 31, 2012 with revenue of $601,748, up 63% from the same quarter last year with revenues of $368,743.

The source of revenues was primarily robotics related sales into the afterschool market.  Educational robotics kit sales worldwide are projected to exceed $1.6B in 2014, and PCS Edventures is actively pursuing this market.  The establishment of these robotics products into organizations across the United States continues to expand the PCS footprint in the US educational robotics market.  In addition, revenues from the new Learning Center pilot program launched this fiscal year increased from $8,522 in Q2 to $22,702 in Q3, a 188% increase due in part to the retail response to holiday sales.  The Company is actively exploring retail strategies to offset the dip in institutional revenues traditionally seen in Q3.

Robert Grover, PCS CEO said “We decided to release these preliminary revenue numbers to notify shareholders that we are continuing to make improvements on a quarterly basis, and are working very hard to continue this trend.  Our continued success with educational robotics is thrilling, and our business plan continues to evolve as we gather data and metrics on our other initiatives.  We plan to grow a number of very stable and dependable revenue streams to maximize shareholder value.”

Krystal Wright, PCS Controller, cautioned shareholders and investors by saying “I wish to emphasize that these revenue figures are pre-audit and do not represent management’s review or closing adjustments and are preliminary only.  We are unable to release any information on earnings or other details until our audit is complete.”

To learn more about PCS’s new and continuing initiatives, visit the PCS Investor News website. http://pcsedu.com/news

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and

Math (STEM) and have been deployed at over 7,000 sites in all 50 United

States and 17 foreign countries. Additional information on our STEM products is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol "PCSV."

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This press release contains forward-looking statements within the meaning of

Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act

of 1934, actual results could differ materially from such statements.

Contact Information:

Financial Contact: Krystal Wright 1.800.429.3110 x115 kwright@pcsedu.com

Investor Contact: Robert Grover 1.800.429.3110 x119, rgrover@pcsedu.com

Investor Relations Web Site: www.pcsedu.com/news